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E-Filed

Colorado Secretary of State
Date and Time: 01/09/2007 02:57 PM
Id Number: 19911100996

Document number: 20071012902

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19911100996

1. Entity name: NORRLANSKA KROSS, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if applicable)

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ____________
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Wiegand	James	B	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

16200 WCR 18E
(Street name and number or Post Office information)

Loveland	CO	80537
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

NOTICE:

Click the following links to view attachments

Attachment 1
Norrlanska Kross, Inc. - Articles of Amendment

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
NORRLANSKA KROSS, INC.

The undersigned, being the Chief Executive Officer of Norrlanska Kross, Inc., a corporation existing under the laws of the State of Colorado, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Norrlanska Kross, Inc. The date of filing the original Articles of Incorporation with the Secretary of State of Colorado was December 11, 1991.

2. The Articles of Incorporation of the Corporation is hereby amended by substituting the following for the first paragraph of Article IV:

> "The aggregate number of shares which the Corporation shall have authority to issue is One Hundred and Seventy Million (170,000,000) shares of which One Hundred and Fifty Million (150,000,000) shall be common shares, \$.0001 par value, and Twenty Million (20,000,000) shall be preferred shares, \$.0001 par value."

3. The amendment of the Articles of Incorporation herein has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and voted upon and passed by a majority of the shareholders at a special meeting of the shareholders of the Corporation held on January 4, 2007, in accordance with the provisions of Section 7-110-103 of the Colorado Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Articles of Amendment of the Corporation's Articles of Incorporation to be signed by James B. Wiegand, its Chief Executive Officer, this 5th day of January 2006.

NORRLANSKA KROSS, INC.

By: ______________________
James B. Wiegand
Chief Executive Officer